Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Announces Its Successful
Execution of $187 Million CMBS Facility

NEW YORK, October 30, 2017 – Global Net Lease, Inc. (“GNL” or the “Company”) (NYSE: GNL) announced today the closing of a new commercial mortgage-backed facility (the "CMBS Facility”), yielding gross proceeds of $187 million. The CMBS Facility carries a fixed interest rate of 4.37% and a 10-year maturity in November 2027, encumbering a pool of twelve U.S. based assets.

The CMBS Facility improves GNL’s capital structure by extending the Company’s weighted average debt maturity from 3.1 years to 3.9 years, while also locking in a fixed interest rate for the next 10 years. Proceeds will be used to pay down approximately $120 million outstanding under GNL’s corporate credit facility, for general corporate purposes and maintains flexibility to make future acquisitions.

“We are pleased with the successful placement of GNL’s new CMBS facility” said James Nelson, Chief Executive Officer for GNL. “This facility provides GNL with long-term, fixed-rate capital, and is another example of our focus on repositioning our capital structure and our ability to partner with major financial institutions to access the capital markets and secure attractive financing.”

Additional details regarding the CMBS Facility will be available in GNL's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510